Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Establishes Long-Term Growth Strategy to Expand Product Offerings, Enhance Operational Performance, and Execute on Strategic Acquisitions

Enters Into Agreement to Sell Sagent (China) Pharmaceuticals (“SCP”) Reducing Cost Structure by Approximately $10 Million Per Year

Affirms Full Year Guidance Including Revenue and Adjusted EBITDA Growth Expectations for 2016

SCHAUMBURG, Ill., February 16, 2016 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leading provider of affordable pharmaceuticals to the hospital market, today announced financial results for the fourth quarter and fiscal year ended December 31, 2015.

Fourth Quarter 2015 and Recent Highlights

•	Revenue of $83.1 million driven by base business demand, contributing to 10% fiscal 2015 revenue growth resulting in reported revenues of approximately $318 million;

•	Reported gross profit of $23.0 million, or 28% of net revenue, contributing to fiscal year 2015 Adjusted Gross Profit[1] of 28.6% of net revenue;

•	Adjusted EBITDA[1] of $5.1 million, contributing to fiscal year 2015 Adjusted EBITDA of $29.1 million which achieved the high end of our annual guidance range;

•	Entered into agreement to sell Sagent (China) Pharmaceuticals (“SCP”) and strengthen development and supply relationship with long-term strategic partner, resulting in net charge of $14.3 million, inclusive of a $30.9 million tax benefit.

•	Net loss of $17.9 million, or $0.55 per share.

“During my first full quarter with Sagent we have made significant progress in developing a robust plan to drive growth, enhance margins, and improve operating performance over the next several years,” said Allan Oberman, chief executive officer of Sagent. “In addition to delivering solid fourth quarter financial results, we have committed to a strategy to support accelerated long-term growth and capitalize on the favorable market opportunities that we see as critical to long-term value creation. As

[1]	Adjusted Gross Profit and Adjusted EBITDA are non-GAAP measures. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

we move into 2016, our organization has a laser focus on executing against our “Triple E” growth strategy, which seeks to expand our product offerings, enhance our operational performance, and execute on M&A to ultimately drive long-term profitable growth for Sagent.

Oberman continued, “As part of our efforts to improve operating performance through reduced cost, we recently entered into the agreement to sell SCP to an important strategic partner. Nanjing King-Friend Biochemical Pharmaceutical Co. (“NKF”), has been an exceptional high quality and long-term partner of Sagent with deep experience operating under U.S. FDA requirements. Their purchase of SCP will ensure continuity of supply of several key products and ongoing development support for several important strategic opportunities, while also providing significant cash savings for Sagent over the next several years that can be reinvested back in the business to support the continued expansion of the portfolio and investment in vertical integration in our Canadian operations.”

Financial Results for the Quarter Ended December 31, 2015

Net revenue for the fourth quarter of 2015 was $83.1 million, compared to $83.6 million in the fourth quarter of 2014. The change was primarily driven by reduced contributions from Omega, which had a revenue decline of $0.7 million to $7.9 million in the fourth quarter of 2015 due to the weakening of the Canadian dollar. Gross profit for the fourth quarter of 2015 was $23.0 million, or 27.7% of net revenue, compared to $24.4 million, or 29.2% in the fourth quarter of 2014. Gross profit includes contributions of $1.9 million and ($0.3) million from Omega in the fourth quarter of 2015 and 2014, respectively. Adjusted Gross Profit as a percentage of net revenue for the fourth quarter of 2015 was 29.0%, compared to 32.5% of net revenue in the fourth quarter of 2014.

Total operating expenses for the fourth quarter of 2015 were $25.1 million, an increase of $5.8 million, compared to $19.4 million for the same period in 2014. Omega’s operating expenses were $2.5 million and $2.4 million in the fourth quarter of 2015 and 2014, respectively. Product development expense totaled $10.5 million, an increase of $1.4 million, compared to $9.1 million in the fourth quarter of 2014. Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2015 totaled $14.0 million, an increase of $2.4 million, compared to $11.6 million in the fourth quarter of 2014. During the fourth quarter of 2015 Sagent incurred $1.0 million of acquisition related costs, primarily to support the pending disposition of SCP and $0.7 million of cost related to recent management transitions. The equity in net income of joint ventures for the fourth quarter of 2015 totaled $1.1 million compared to $1.5 million in the fourth quarter of 2014.

In conjunction with the Board of Directors’ approval of a plan of sale related to SCP, management determined the estimated fair value less costs to sell SCP was lower than its carrying value, resulting in an impairment charge in the fourth quarter of 2015 of $45.2 million.

Adjusted EBITDA for the fourth quarter of 2015 was $5.1 million, a decline of $2.2 million, compared to $7.3 million in the fourth quarter of 2014.

Income taxes were a $30.0 million benefit in the fourth quarter of 2015 compared to a restated benefit of $23.5 million in the fourth quarter of 2014. In conjunction with the Board of Directors’ approval of the plan to sell SCP, management implemented tax planning strategies that resulted in a $30.9 million benefit in the fourth quarter of 2015, primarily related to the write-down of the investment in SCP to fair market value. While evaluating these SCP tax planning strategies, management determined that an error had occurred in the Company’s previous tax filing position relating to SCP which resulted in the Company incorrectly claiming $2.6 million of net operating loss carryforward benefits related to SCP. All of the Company’s net operating loss carryforward benefits were fully reserved against by a valuation allowance for periods through December 2014. In December 2014, management concluded that the valuation allowance against its net U.S. deferred tax assets was no longer required, based on its then recent income and projections of sustained profitability. As a result, the Company released the reserve in full, including amounts related to the incorrect SCP tax filing position, which resulted in the improper recognition of net income for such period. Accordingly, the Company, in consultation with its auditors, has determined that the consolidated financial statements as of and for the year ended December 31, 2014 need to be restated. Additional information about the restatement is included in the Form 8-K filed with the Securities and Exchange Commission today. As a result, we recorded a restated non-recurring net income tax benefit in the fourth quarter of 2014 of $22.8 million.

Net loss for the fourth quarter of 2015 was $17.9 million, or $0.55 per diluted share, compared to restated net income for the fourth quarter of 2014 of $26.8 million, or $0.82 per diluted share.

Financial Results for the Fiscal Year Ended December 31, 2015

Net revenue for the fiscal year ended December 31, 2015 was $318.3 million, an increase of $29.3 million, or 10%, compared to $289.0 million in fiscal 2014. The increase was primarily driven by the increase in contribution from Omega of $22.1 million, to $30.7 million for fiscal 2015 due to the full year contribution since the addition of Omega on October 1, 2014. Gross profit for fiscal 2015 was $87.7 million, or 27.6% of net revenue, compared to $86.2 million, or 29.8% of net revenue, in fiscal 2014. Gross profit includes contributions of $7.4 million and ($0.3) million from Omega in fiscal 2015 and 2014, respectively. Adjusted gross profit in fiscal 2015 was 28.6% of net revenue, compared to 31.6% of net revenue in 2014.

Total operating expenses for the fiscal year ended December 31, 2015 were $84.7 million, an increase of $17.5 million, compared with $67.1 million for the same period in 2014. Omega’s operating expenses were $8.2 million and $2.4 million in fiscal 2015 and 2014, respectively. Product development expense for fiscal 2015 totaled $29.1 million compared to $26.8 million in 2014. SG&A expenses for fiscal 2015 totaled $49.9 million compared to $43.2 million in the prior year. Acquisition related costs for the year ended December 31, 2015 totaled $2.8 million compared to $1.1 million in the prior year. Management transition costs for the year ended December 31, 2015 totaled $5.3 million. The equity in net income of joint ventures for fiscal 2015 totaled $2.6 million compared to $4.0 million for 2014.

Adjusted EBITDA for the fiscal year ended December 31, 2015 was $29.1 million, a decline of $3.2 million, compared to $32.3 million in 2014.

Income taxes were a $26.2 million benefit for the fiscal year ended December 31, 2015 compared to a restated benefit of $20.8 million in 2014.

Net loss for the fiscal year ended December 31, 2015 was $21.9 million, or $0.67 per diluted share compared to restated net income of $37.0 million, or $1.13 per diluted share for 2014.

Liquidity

Our cash and cash equivalents and short term investments at December 31, 2015 were $46.2 million, our working capital totaled $107.9 million and outstanding borrowings were $1.6 million.

Fiscal 2016 Guidance

Oberman concluded, “Looking to 2016 and beyond, we are excited about building off our core competencies and executing the strategy we have developed to drive long-term growth for our business. As we leverage the growth opportunities that we have identified, we are fully confident that

Sagent will continue to be a leading provider of affordable, high quality, low cost generic medicines to the hospital and clinical channel in North America. Looking at the near-term, and consistent with our recent guidance disclosures, our growth outlook is influenced primarily by the pace of FDA approvals and associated product launches, which we anticipate to accelerate in the second half of the year.”

Sagent’s business plan for fiscal 2016 currently anticipates:

•	Net revenue for the year to be in the range of $325 to $365 million;

•	Adjusted Gross Profit as a percentage of net revenue in the range of 27% to 30%; and

•	Operating expenses in the range of $70 to $80 million.

Based upon the above assumptions, the Company anticipates Adjusted EBITDA in the range of $35 to $50 million.

Conference Call Information

Sagent will host its 2015 fourth quarter and fiscal year end conference call today beginning at 9:00 a.m. Eastern Standard Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 45341464.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a leading provider of affordable pharmaceuticals to the hospital market. Sagent has created a unique, global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.

Forward-Looking Statements

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2016 guidance and statements relating to the restatement of our consolidated financial statements as of and for the period ended December 31, 2015, including any statements regarding the materiality, significance or quantitative effects thereof, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and global regulatory approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the consolidation of Sagent’s customers; the timing of product launches; compliance with FDA and other global governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; our ability to successfully integrate our Omega subsidiary; our ability to realize the expected benefits from our acquisition of and investment in our Omega subsidiary; obtaining the approval from the regulators in China to close on the sale of our Chinese subsidiary; the additional capital investments we will be required to make in Omega to achieve its manufacturing potential; the implementation and maintenance of our new enterprise resource planning software and other related applications; and other such risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s Annual Report on Form 10-K for the period ended December 31, 2014 filed on March 16, 2015. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law.

Non-GAAP Financial Measures

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying schedules, as well as earnings discussions, include a discussion of Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We define Adjusted Gross Profit as gross profit plus our share of the gross profit earned through our Sagent Agila joint venture which is included in the Equity in net income of joint ventures line on the Condensed Consolidated Statements of Operations and the impact of product-related non-cash charges arising from business combinations. We define EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense, management transition costs, acquisition-related costs, the impact of unrealized foreign currency gains or losses, the impact of product-related non-cash charges arising from business combinations, impairment charges and the impact of legal settlements.

We believe that Adjusted Gross Profit, EBITDA and Adjusted EBITDA are relevant and useful supplemental information for our investors. Our management believes that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliation to the most directly comparable GAAP financial measures, provides a more complete understanding of the factors and trends affecting Sagent than could be obtained absent these disclosures. Management uses Adjusted Gross Profit, EBITDA and Adjusted EBITDA and corresponding ratios to make operating and strategic decisions and evaluate our performance. We have disclosed these non-GAAP financial measures so that our investors have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that Adjusted Gross Profit provides a useful supplemental tool to consistently evaluate the profitability of our products that have profit sharing arrangements. The limitation of this measure is that it includes items that do not have an impact on reported gross profit. The best way that this limitation can be addressed is by using Adjusted Gross Profit in combination with our GAAP reported gross profit. Our management believes that EBITDA and Adjusted EBITDA are useful supplemental tools to evaluate the underlying operating performance of the company on an ongoing basis. The limitation of these measures is that they exclude items that have an impact on net income (loss). The best way that these limitations can be addressed is by using EBITDA and Adjusted EBITDA in combination with our GAAP reported net income (loss). Because Adjusted Gross

Profit, EBITDA and Adjusted EBITDA calculations may vary among other companies, the Adjusted Gross Profit, EBITDA and Adjusted EBITDA figures presented below may not be comparable to similarly titled measures used by other companies. Our use of Adjusted Gross Profit, EBITDA and Adjusted EBITDA is not meant to and should not be considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the attached schedule reconciling Adjusted Gross Profit to our GAAP reported gross profit and EBITDA and Adjusted EBITDA to our GAAP reported net income (loss) for the periods presented.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31,
	2015	2014	$ change	% change
	(Unaudited)	(Unaudited, Restated)
Net revenue	$83,108	$83,561	$(453)	-1%
Cost of sales	60,096	59,145	951	2%

Gross profit	23,012	24,416	(1,404)	-6%
Gross profit as % of net revenue	27.7%	29.2%
Operating expenses:
Product development	10,487	9,075	1,412	16%
Selling, general and administrative	14,045	11,605	2,440	21%
Acquisition-related costs	982	197	785	n/m
Management transition costs	663	—	663	n/m
Equity in net income of joint ventures	(1,059)	(1,511)	(452)	-30%

Total operating expenses	25,118	19,366	5,752	30%
Impairment of SCP	45,158	—	45,158	n/m

Income (loss) from operations	(47,264)	5,050	(52,314)	n/m
Interest income and other income (expense)	(565)	(213)	(352)	n/m
Interest expense	(120)	(1,547)	(1,427)	-92%

Income (loss) before income taxes	(47,949)	3,290	(51,239)	n/m
(Benefit) provision for income taxes	(30,012)	(23,547)	6,465	27%

Net income (loss)	$(17,937)	$26,837	$(44,774)	n/m

Net income per common share:
Basic	$(0.55)	$0.84	$(1.39)	n/m
Diluted	$(0.55)	$0.82	$(1.37)	n/m
Weighted average shares outstanding, basic	32,793	31,882	911
Weighted average shares outstanding, diluted	32,793	32,745	48

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Twelve months ended December 31,
	2015	2014	$ change	% change
	(Unaudited)	(Unaudited, Restated)
Net revenue	$318,296	$288,983	$29,313	10%
Cost of sales	230,557	202,821	27,736	14%

Gross profit	87,739	86,162	1,577	2%
Gross profit as % of net revenue	27.6%	29.8%
Operating expenses:
Product development	29,145	26,809	2,336	9%
Selling, general and administrative	49,931	43,227	6,704	16%
Acquisition-related costs	2,838	1,069	1,769	n/m
Management transition costs	5,310	—	5,310	n/m
Equity in net income of joint ventures	(2,569)	(3,987)	(1,418)	-36%

Total operating expenses	84,655	67,118	17,537	26%
Impairment of SCP	45,158	—	45,158	n/m
Legal settlement	2,447	—	2,447	n/m

Income (loss) from operations	(44,521)	19,044	(63,565)	n/m
Interest income and other income (expense)	(2,790)	(678)	(2,112)	n/m
Interest expense	(770)	(2,188)	(1,418)	-65%

Income (loss) before income taxes	(48,081)	16,178	(64,259)	n/m
(Benefit) provision for income taxes	(26,199)	(20,773)	5,426	26%

Net income (loss)	$(21,882)	$36,951	$(58,833)	n/m

Net income per common share:
Basic	$(0.67)	$1.16	$(1.83)	n/m
Diluted	$(0.67)	$1.13	$(1.80)	n/m
Weighted average shares outstanding, basic	32,439	31,882	557
Weighted average shares outstanding, diluted	32,439	32,745	(306)

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2015	December 31, 2014
	(Unaudited)	(Unaudited, Restated)
Assets
Current assets:
Cash and cash equivalents	$26,189	$55,633
Short term investments	20,060	18,473
Accounts receivable, net of chargebacks and other deductions	51,425	42,780
Inventories, net	79,701	61,781
Due from related party	2,678	2,156
Prepaid expenses and other current assets	7,388	5,560
Assets held for sale	7,399	—

Total current assets	194,840	186,383
Property, plant, and equipment, net	19,761	71,153
Investment in joint ventures	7,108	4,539
Intangible assets, net	54,031	65,575
Goodwill	24,320	28,155
Deferred tax assets	50,808	23,778
Other assets	2,112	375

Total assets	$352,980	$379,958

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$46,951	$32,710
Due to related party	13,754	8,079
Accrued profit sharing	7,582	10,684
Accrued liabilities	15,706	19,346
Current portion of deferred purchase consideration	—	8,725
Notes payable	—	5,499
Current portion of long-term debt	—	508
Liabilities held for sale	2,910	—

Total current liabilities	86,903	85,551
Long term liabilities:
Long-term debt	1,623	1,945
Deferred tax liabilities	12,021	15,706
Other long-term liabilities	1,340	2,954

Total liabilities	101,887	106,156
Total stockholders’ equity	251,093	273,802

Total liabilities and stockholders’ equity	$352,980	$379,958

Schedule 4

Sagent Pharmaceuticals, Inc.
Reconciliations of GAAP to non-GAAP Information
(in thousands) (Unaudited)

	Three months ended December 31,				% of net revenue, three months ended December 31,
	2015	2014	$ Change	% Change	2015	2014	% Change
Adjusted Gross Profit	$24,072	$27,153	$(3,081)	-11%	29.0%	32.5%	-3.5%
Sagent portion of gross profit earned by Sagent Agila joint venture	1,060	631	429	68%	1.3%	0.8%	0.5%
Product-related non-cash charges arising from business combinations	—	2,107	(2,107)	n/m	—	2.5%	-2.5%

Gross Profit	$23,012	$24,416	$(1,404)	-6%	27.7%	29.2%	-1.5%

	Twelve months ended December 31,				% of net revenue, twelve months ended December 31,
	2015	2014	$ Change	% Change	2015	2014	% Change
Adjusted Gross Profit	$90,949	$91,429	$(480)	-1%	28.6%	31.6%	-3.0%
Sagent portion of gross profit earned by Sagent Agila joint venture	2,570	3,160	(590)	-19%	0.8%	1.1%	-0.3%
Product-related non-cash charges arising from business combinations	640	2,107	(1,467)	-70%	0.2%	0.7%	-0.5%

Gross Profit	$87,739	$86,162	$1,577	2%	27.6%	29.8%	-2.2%

Sagent’s business plan for fiscal 2016 currently anticipates:

	% of net revenue, twelve months ended December 31, 2016
Adjusted Gross Profit	27	% - 30%
Sagent portion of gross profit earned by Sagent Agila joint venture	1	% - 2%
Gross Profit	26	% - 28%

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.
Reconciliations of GAAP to non-GAAP Information
(in thousands) (Unaudited, 2014 Restated)

	Three months ended December 31,
	2015	2014	$ Change	% Change
Adjusted EBITDA	$5,060	$7,304	$(2,244)	-31%
Stock-based compensation expense	990	(976)	1,966	n/m
Management transition costs	663	—	663	n/m
Acquisition-related costs	982	197	785	n/m
Unrealized foreign exchange losses[2]	755	—	755	n/m
Impairment charges[4]	45,158	—	45,158	n/m
Gain on Sagent Agila joint venture product acquisitions[3]	—	(880)	880	n/m
Product-related non-cash charges arising from business combinations	—	2,107	(2,107)	n/m
Legal Settlement	—	—	—	n/m

EBITDA	$(43,488)	$6,856	$(50,344)	n/m

Depreciation and amortization expense[1]	4,379	2,036	2,343	115%
Interest expense, net	82	1,530	(1,448)	-95%
Provision for income taxes	(30,012)	(23,547)	(6,465)	27%

Net income (loss)	$(17,937)	$26,837	$(44,774)	n/m

	Twelve months ended December 31,
	2015	2014	$ Change	% Change
Adjusted EBITDA	$29,118	$32,296	$(3,178)	-10%
Stock-based compensation expense	3,835	2,683	1,152	43%
Management transition costs	5,310	—	5,310	n/m
Acquisition-related costs	2,838	1,069	1,769	165%
Unrealized foreign exchange losses[2]	3,195	—	3,195	n/m
Impairment charges[4]	45,158	—	45,158	n/m
Gain on Sagent Agila joint venture product acquisitions[3]	—	(880)	880	n/m
Product-related non-cash charges arising from business combinations	640	2,107	(1,467)	-70%
Legal Settlement	2,447	—	2,447	n/m

EBITDA	$(34,305)	$27,317	$(61,622)	n/m

Depreciation and amortization expense[1]	13,125	9,308	3,817	41%
Interest expense, net	651	1,831	(1,180)	-64%
Provision for income taxes	(26,199)	(20,773)	(5,426)	26%

Net income (loss)	$(21,882)	$36,951	$(58,833)	n/m

[1]	Amortization expense excludes $35 and $143 of amortization in the three months ended December 31, 2015 and 2014, respectively, and $85 and $216 of amortization in the twelve months ended December 31, 2015 and 2014, respectively, related to deferred financing fees, which is included within interest expense and other in our Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2015 and 2014.

[2]	Unrealized foreign exchange losses reflect the impact of foreign currency movements on intercompany loans, primarily related to the devaluation of the Canadian dollar relative to the US dollar, and are included in Interest income and other income (expense), net, in our Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2015 and 2014.
[3]	Upon obtaining the controlling interest in the rights to certain products from our Sagent Agila joint venture in December 2014, we recorded a non-cash accounting gain of $880 reported as part of equity in net income of joint ventures in the Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2014
[4]	In conjunction with the Board’s approval of a plan of sale related to SCP, management determined the estimated fair value less costs to sell SCP was lower than its carrying value, resulting in an impairment charge in the fourth quarter of 2015.

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.
Reconciliations of GAAP to non-GAAP Information
(in thousands) (Unaudited)

Sagent’s business plan for fiscal 2016 currently anticipates:

Twelve months ending December 31, 2016
Adjusted EBITDA	$35 million - $50 million
Stock-based compensation expense	$4 million - $6 million
Unrealized foreign exchange losses	Nil

EBITDA	$31 million - $44 million

Depreciation and amortization expense	$9 million - $11 million
Interest expense, net	$1 million
Provision for income taxes	$8 million - $13 million

Net income	$ 13 million - $19 million